Exhibit 99.2

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

On April 1, 2020, fuboTV Acquisition Corp., a Delaware corporation (“Merger Sub”) and a wholly-owned subsidiary of FaceBank Group, Inc. (“FaceBank” or the “Company”), merged with and into fuboTV Inc., a Delaware corporation (“fuboTV”), whereby fuboTV continued as the surviving corporation and became a wholly-owned subsidiary of FaceBank pursuant to the terms of the Agreement and Plan of Merger and Reorganization dated as of March 19, 2020 (the “Merger Agreement”) by and among FaceBank, Merger Sub and fuboTV (the “Acquisition”).

Following the Merger, the combined company operates under the name “fuboTV,” our trading symbol is “FUBO,” and we are in the process of changing our name to “fuboTV Inc.”  Unless the context otherwise requires, “we,” “us,” “our,” and the “Company” refers to the combined company post-Merger – FaceBank Group, Inc., or FaceBank, and its subsidiaries, including fuboTV. “FaceBank Pre-Merger” refers to FaceBank Group, Inc. and its subsidiaries prior to the closing of the Merger, and “fuboTV Pre-Merger” refers to fuboTV Inc. and its subsidiaries prior to the Merger.

On March 11, 2020, FaceBank Pre-Merger and HLEE Finance S.a r.l. (“HLEE”) entered into a Credit Agreement, dated as of March 11, 2020, pursuant to which HLEE provided FaceBank Pre-Merger with a $100,000,000 revolving line of credit (the “Credit Facility”). The Credit Facility is secured by substantially all the assets of the Company. As of July 8, 2020, there are no amounts outstanding under the Credit Facility, and the Company does not plan to draw down on the Credit Facility.

On March 19, 2020, FaceBank Pre-Merger, Merger Sub, Evolution AI Corporation (“Evolution”) and Pulse Evolution Corporation (“Pulse” and collectively with Evolution, Merger Sub and FaceBank Pre-Merger, the “Initial Borrower”) and FB Loan Series I, LLC (“FB Loan”) entered into a Note Purchase Agreement dated as of March 19, 2020, as amended (the “Note Purchase Agreement”) pursuant to which Borrower sold to FB Loan senior secured promissory notes in an aggregate principal amount of $10,050,000 (the “Senior Notes”). On April 2, 2020, fuboTV and Sports Rights Management, LLC, a Delaware limited liability company and a wholly-owned subsidiary of fuboTV (“SRM”), also joined the Note Purchase Agreement as borrowers (fuboTV, SRM and the Initial Borrower, collectively, the “Borrower”). In connection with the Company’s acquisition of fuboTV, the proceeds of $7.4 million, net of an original discount of $2.65 million, were sent directly to fuboTV Pre-Merger pursuant to the Signing Date Loan Agreement described below. As of July 3, 2020, the Company had repaid the Senior Notes in full ($10.05 million) plus accrued interest.

Interest on the Senior Notes accrued at a rate of 17.39% until full and final repayment of the principal amount of the Senior Notes. On the first business day of each calendar month in which the Senior Notes were outstanding, beginning on April 1, 2020, the Borrower was obligated to pay in arrears in cash to FB Loan accrued interest on the outstanding principal amount of the Senior Notes. Pursuant to the Note Purchase Agreement, the maturity date of the Senior Notes was the earlier to occur of (i) July 8, 2020 and (ii) the date the Borrower receives the proceeds of any financing; however, the Borrower had the right to prepay or redeem the Senior Notes in whole or in part without penalty or premium. Each Borrower’s obligations under the Senior Notes were secured by substantially all of the assets of each such Borrower pursuant to a Security Agreement, dated as of March 19, 2020, by and among Borrower and FB Loan (the “Security Agreement”).

In addition, in connection with the Note Purchase Agreement, FaceBank issued (i) 900,000 shares of FaceBank’s common stock and (ii) a warrant to purchase 3,269,231 shares of FaceBank’s common stock at an exercise price of $5.00 per share to FB Loan. The warrants expire on March 19, 2025.

Immediately following the execution and delivery of the Merger Agreement, FaceBank Pre-Merger and fuboTV Pre-Merger entered into a Loan and Security Agreement, dated as of March 19, 2020 (the “Signing Date Loan Agreement”), whereby FaceBank Pre-Merger advanced to fuboTV Pre-Merger a junior secured term loan in the aggregate principal amount of $10,000,000 (the “Signing Date Loan”) on the terms set forth in the Signing Date Loan Agreement using the net proceeds of the Senior Notes and other cash on hand. Interest on the Signing Date Loan accrues at a rate of 11% per annum. Interest is payable in arrears on the first business day of each calendar month commencing with the calendar month beginning on April 1, 2020. The maturity date for the Signing Date Loan was July 8, 2020. This loan has been repaid in full prior to the maturity date. Pursuant to the Signing Date Loan Agreement, fuboTV granted to FaceBank a junior security interest in substantially all of its assets as security for the payment of all obligations under the Signing Date Loan Agreement, the Signing Date Loan and the other transaction documents executed in connection therewith. The Signing Date Loan and the other obligations under the Signing Date Loan Agreement are subordinated to fuboTV’s existing secured indebtedness to AMC Networks Ventures (as defined below).

Prior to the Acquisition, fuboTV Pre-Merger and its subsidiaries were party to a Credit and Guaranty Agreement, dated as of April 6, 2018 (the “AMC Agreement”), with AMC Networks Ventures LLC as lender, administrative agent and collateral agent (“AMC Networks Ventures”). fuboTV Pre-Merger previously granted AMC Networks Ventures a lien on substantially all of its assets to secure its obligations thereunder. The AMC Agreement survived the Acquisition and, as of June 30, 2020, there is $23.6 million outstanding under the AMC Agreement, net of debt issuance costs. In connection with the Acquisition, FaceBank guaranteed the obligations of fuboTV under the AMC Agreement on an unsecured basis. The liens of AMC Networks Ventures on the assets of the Company are senior to the liens in favor of FB Loan and FaceBank securing the Senior Notes and the Signing Date Loan, respectively.

The following unaudited pro forma combined financial information was prepared using the acquisition method of accounting under accounting principles generally accepted in the United States (“GAAP”), and gives effect to the Acquisition. The Merger Agreement will be accounted for as an acquisition, with FaceBank Pre-Merger being deemed the acquiring company for accounting purposes.

FaceBank Pre-Merger was determined to be the accounting acquirer based upon the terms of the Merger Agreement and other factors including: (i) FaceBank Pre-Merger’s stockholders own approximately 57% of the voting common shares of the combined company immediately following the closing of the Acquisition. Assuming the exercise of all vested stock options as of the closing of the transaction, FaceBank Pre-Merger’s stockholders own 54% of the voting common interest and (ii) directors appointed by FaceBank Pre-Merger will hold a majority of board seats in the combined company.

The following unaudited pro forma combined financial statements are based on our historical financial statements and fuboTV’s historical financial statements as adjusted to give effect to FaceBank’s acquisition of fuboTV. The unaudited pro forma combined statement of operations gives effect to the acquisition of fuboTV as if it had occurred on January 1, 2019, which is the earliest year for which pro forma financial statements are required to be presented. The unaudited pro forma combined balance sheet gives effect to the acquisition of fuboTV as if it had occurred on March 31, 2020.

fuboTV’s assets and liabilities will be measured and recognized at their fair values as of the transaction date, and combined with the assets, liabilities and results of operations of FaceBank after the consummation of the Acquisition.

The unaudited pro forma combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. The application of the acquisition method of accounting is dependent upon certain valuations and other studies that have yet to be completed. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed, and have been made solely for the purpose of providing unaudited pro forma combined financial information. There can be no assurances that the final valuations will not result in material changes to the preliminary estimated purchase price allocation. The unaudited pro forma combined consolidated financial information does not give effect to the potential impact of current financial conditions, any anticipated synergies, operating efficiencies or cost savings that may result from the Acquisition or any integration costs. Additionally, the unaudited pro forma combined consolidated statement of operations does not include certain nonrecurring charges resulting directly from the Acquisition as described in the accompanying notes.

The unaudited pro forma combined financial information is preliminary and has been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had FaceBank Pre-Merger and fuboTV Pre-Merger been a combined company during the specified periods. The actual results reported in periods following the transaction may differ significantly from those reflected in this pro forma financial information presented herein for a number of reasons, including, but not limited to, differences between the assumptions used to prepare this pro forma financial information.

The assumptions and estimates underlying the unaudited adjustments to the pro forma combined financial statements are described in the accompanying notes, which should be read together with the unaudited pro forma combined financial statements.

The unaudited pro forma combined financial statements should be read together with FaceBank Pre-Merger’s historical financial statements, which are included in the Company’s latest annual report on Form 10-K and quarterly report on Form 10-Q, and fuboTV Pre-Merger’s historical financial statements, which are included herein.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET AS OF MARCH 31, 2020
(in thousands, except per share and per share amounts)

	FACEBANK	FUBOTV	Pro Forma		Pro Forma
	(Historical)	(Historical)	Adjustments	Note 4	Combined
Assets
Cash and cash equivalents	$81	$8,040	$-		$8,121
Accounts receivable, net of allowance for doubtful accounts	-	5,831	-		5,831
Notes receivable – fuboTV	10,000	-	(10,000)	(g)	-
Prepaid expenses and other current assets	130	976	-		1,106
Total current assets	10,211	14,847	(10,000)		15,058
Property & equipment, net	-	2,042	-		2,042
Deposits	24	-	-		24
Investment in Nexway at fair value	2,374	-	-		2,374
Financial assets at fair value	1,965	-	-		1,965
Intangible assets	111,459	-	249,501	(c)	360,960
Goodwill	148,054	-	522,618	(a)	670,672
Right-of-use assets	37	-	3,845	(b)	3,882
Restricted cash	-	1,333	-		1,333
Other noncurrent assets	-	397	-		397
Total assets	$274,124	$18,619	$765,964		$1,058,707

Liabilities
Accounts payable	$3,406	$51,687	$-		$55,093
Accounts payable - due to related parties	305	14,811	-		15,116
Accrued expenses and other current liabilities	4,337	50,249	-		54,586
Accrued expenses and other current liabilities - due to related parties	-	34,109	-		34,109
Notes payable, net of discount	5,207	-	-		5,207
Notes payable - related parties	446	-	-		446
Convertible notes	1,962	-	-		1,962
Shares settled liability for note payable	7,515	-	(7,515)	(e)(ii)	-
Profit share liability	1,971	-	-		1,971
Warrant liability – subsidiary	39	-	-		39
Warrant liability	15,987	-	-		15,987
Derivative liability	389	-	-		389
Short-term debt	-	10,000	(10,000)	(g)	-
Long term borrowings - current portion	-	5,625	-		5,625
Current portion of lease liabilities	37	-	910	(b)	947
Deferred rent - current portion	-	167	(167)	(b)	-
Deferred revenue	-	8,809	-		8,809
Total current liabilities	41,601	175,457	(16,772)		200,286
Deferred income taxes	28,679	-	-		28,679
Long-term debt, net of issuance costs	55,130	18,007	-		73,137
Lease liabilities	-	-	4,276	(b)	4,276
Deferred rent - net of current portion	-	1,174	(1,174)	(b)	-
Other long-term liabilities	1	-	-		1
Total liabilities	125,411	194,638	(13,670)		306,379

Commitments and Contingencies

Convertible preferred stock, net of issuance costs	463	247,241	(247,241)	(a)	463

Stockholders’ Equity
Series AA Convertible Preferred stock	-	-	596,100	(a)	596,100
Series A Preferred stock	-	-	-		-
Series B Convertible Preferred stock	-	-	-		-
Series C Convertible Preferred stock	-	-	-		-
Series X Convertible Preferred stock	-	-	-		-
Common stock	3	2	(2)	(a) (e)(ii)	3
Additional paid-in capital	270,397	12,955	(5,440)	(a) (e)(ii)	277,912
Accumulated deficit	(140,134)	(436,217)	436,217	(a)	(140,134)
Accumulated other comprehensive loss	-	-	-		-
Non-controlling interest	17,984	-	-		17,984
Total equity	148,250	(423,260)	1,026,875		751,865
Total liabilities, stockholders’ equity and convertible preferred stock	$274,124	$18,619	$765,964		$1,058,707

The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2020

(in thousands, except per share and per share amounts)

	FACEBANK	FUBOTV	Pro Forma		Pro Forma
	(Historical)	(Historical)	Adjustments	Note 4	Combined
Revenues
Revenues	$7,295	$51,047	$-		$58,342
Total revenues	7,295	51,047	-		58,342
Operating expenses:
General and administrative	20,203	3,104	-		23,307
Amortization of intangible assets	5,217	-	9,233	(d)	14,450
Subscriber related expenses	-	58,001	-		58,001
Broadcasting and transmission	-	9,230	-		9,230
Sales and marketing	-	7,713	-		7,713
Technology and development	-	8,327	-		8,327
Depreciation	3	135	-		138
Total operating expenses	25,423	86,510	9,233		121,166
Operating loss	(18,128)	(35,463)	(9,233)		(62,824)

Other income (expense)
Interest expense and financing costs, net	(2,581)	(493)	1,055	(e)(iii)	(2,019)
Gain on deconsolidation of Nexway	39,249	-	-		39,249
Loss on issuance of notes, bonds and warrants	(24,053)	-	-		(24,053)
Other expense	(436)	-	-		(436)
Change in fair value of subsidiary warrant liability	(15)	-	-		(15)
Change in fair value of shares settled liability	(180)	-	180	(e)(ii)	-
Change in fair value of derivative liability	297	-	-		297
Change in fair value of warrant liability	(366)	-	-		(366)
Total other income (expense)	11,915	(493)	1,235		12,657

Income (loss) before income taxes	(6,213)	(35,956)	(7,998)		(50,167)
Provision for income taxes (income tax benefit)	(1,038)	2	-	(f)	(1,036)
Net income (loss)	$(5,175)	$(35,958)	$(7,998)		$(49,131)
Less: net loss attributable to non-controlling interest	873	-	-		873
Net income (loss) attributable to controlling interest	(4,302)	(35,958)	(7,998)		(48,258)
Less Deemed dividend – beneficial conversion feature	(171)	-	-		(171)
Net income (loss) attributable to common stockholders	$(4,473)	$(35,958)	$(7,998)		$(48,429)

Net income (loss) per share attributable to common stockholders
Basic and diluted	$(0.15)				$(1.55)

Weighted average shares outstanding
Basic and diluted	30,338,073		900,000	(e)(ii)	31,238,073

The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2019

(in thousands, except per share and per share amounts)

	FACEBANK	FUBOTV	Pro Forma		Pro Forma
	(Historical)	(Historical)	Adjustments	Note 4	Combined
Revenues
Revenues	$4,271	$146,530	$-		$150,801
Total revenues	4,271	146,530	-		150,801
Operating expenses:
General and administrative	13,793	15,876	-		29,669
Amortization of intangible assets	20,682	-	36,930	(d)	57,612
Subscriber related expenses	-	201,448	-		201,448
Broadcasting and transmission	-	33,103	-		33,103
Sales and marketing	-	37,245	-		37,245
Technology and development	-	30,001	-		30,001
Impairment of intangible assets	8,598	-	-		8,598
Impairment of goodwill	74,441	-	-		74,441
Depreciation	83	616	-		699
Total operating expenses	117,597	318,289	36,930		472,816
Operating loss	(113,326)	(171,759)	(36,930)		(322,015)

Other income (expense)
Interest expense and financing costs, net	(2,062)	(2,035)	(10,553)	(e)(i)	(14,650)
Gain (loss) on extinguishment of debt	-	102	-		102
Loss on investments	(13,549)	-	-		(13,549)
Foreign currency loss	(18)	-	-		(18)
Other expense	726	-	-		726
Change in fair value of subsidiary warrant liability	4,504	-	-		4,504
Change in fair value of derivative liability	815	-	-		815
Change in fair value of Panda interests	(198)	-	-		(198)
Total other income (expense)	(9,782)	(1,933)	(10,553)		(22,268)

Loss before income taxes	(123,108)	(173,692)	(47,483)		(344,283)
Provision for income taxes (income tax benefit)	(5,272)	9	-	(f)	(5,263)
Net loss	$(117,836)	$(173,701)	$(47,483)		$(339,020)
Less: net loss attributable to non-controlling interest	3,767	-	-		3,767
Net loss attributable to controlling interest	(114,069)	(173,701)	(47,483)		(335,253)
Less: Deemed dividend on Series D Preferred Stock	(9)	-	-		(9)
Less Deemed dividend – beneficial conversion feature	(589)	-	-		(589)
Net loss attributable to common stockholders	$(114,667)	$(173,701)	$(47,483)		$(335,851)

Net loss per share attributable to common stockholders
Basic and diluted	$(5.15)				$(14.49)

Weighted average shares outstanding
Basic and diluted	22,286,060		900,000	(e)(ii)	23,186,060

The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

Notes to the Unaudited Pro Forma Combined Financial Information

Note 1 — Description of Transaction and Basis of Presentation

The unaudited pro forma combined financial information was prepared in accordance with U.S. GAAP and pursuant to the rules and regulations of SEC Regulation S-X, and present the pro forma financial position and results of operations of the combined companies based upon the historical data of FaceBank Pre-Merger and fuboTV Pre-Merger. The statement of comprehensive income (loss) was not included because it is not material to FaceBank Pre-Merger and fuboTV Pre-Merger.

Description of Transaction

On April 1, 2020, Merger Sub merged with and into fuboTV whereby fuboTV continued as the surviving corporation and became a wholly-owned subsidiary of FaceBank pursuant to the terms of the Merger Agreement.

In accordance with the terms of the Merger Agreement, all of the capital stock of fuboTV was converted into the right to receive 32,324,362 shares of a newly created class of Series AA Convertible Preferred Stock of the Company, par value $0.0001 per share (the “Series AA Preferred Stock”). In accordance with the terms of the Merger Agreement, at the Effective Time the Company assumed 8,051,098 stock options issued and outstanding under the fuboTV Inc. 2015 Equity Incentive Plan (the “2015 Plan”) with a weighted-average exercise price of $1.32 per share. From and after the Effective Time, such options may be exercised for shares of the Company’s common stock under the terms of the 2015 Plan.

Each share of Series AA Preferred Stock is entitled to 0.8 votes per preferred share and is convertible into two (2) shares of the Company’s common stock, and shall only be convertible immediately following the sale of such shares on an arms’-length basis either pursuant to an exemption from registration under Rule 144 promulgated under the Securities Act of 1933 (the “Securities Act”) or pursuant to an effective registration statement under the Securities Act. Until the time we are able to uplist to a national securities exchange, the Series AA Preferred Stock benefits from certain protective provisions that, for example, require us to obtain the approval of a majority of the shares of outstanding Series AA Preferred Stock, voting as a separate class, before undertaking certain matters. The effect of the Acquisition and the terms of the Series AA Preferred Stock is to initially establish an approximate two-thirds majority ownership of the Company on a common equivalent basis for the holders of fuboTV Pre-Merger stock while preserving a majority voting interest for the holders of FaceBank Pre-Merger stock.

Basis of Presentation

The historical financial statements of FaceBank Pre-Merger and fuboTV Pre-Merger have been adjusted to give pro forma effect to events that are (i) directly attributable to the Acquisition, (ii) factually supportable, and (iii) with respect to the unaudited pro forma combined consolidated statement of income, expected to have a continuing impact on the combined results.

The Company has preliminarily concluded that the transaction represents a business combination pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). The Company has not yet completed an external valuation analysis of the fair market value of fuboTV’s assets to be acquired and liabilities to be assumed. Using the estimated total consideration for the transaction, the Company has estimated the allocations to such assets and liabilities. This preliminary purchase price allocation has been used to prepare pro forma adjustments in the unaudited pro forma combined balance sheet. The final purchase price allocation will be determined when the Company has determined the final consideration and completed the detailed valuations and necessary calculations. The final purchase price allocation could differ materially from the preliminary purchase price allocation used to prepare the pro forma adjustments. The final purchase price allocation may include (i) changes in allocations to intangible assets or goodwill based on the results of certain valuations that have yet to be completed and (ii) other changes to assets and liabilities.

Under the acquisition method, Acquisition-related transaction costs (e.g. advisory, legal, valuation and other professional fees) are not included as consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. These costs are not presented in the unaudited pro forma combined consolidated statement of operations because they will not have a continuing impact on the combined results.

This unaudited pro forma combined consolidated financial information is not intended to reflect the results which would have actually resulted had the Acquisition been effected on the dates indicated. Further, the pro forma results of operations are not necessarily indicative of the results of operations that may be obtained in the future.

Note 2 — Significant accounting policies

The accounting policies used in the preparation of this unaudited pro forma combined financial information are those set out in the Company’s audited consolidated financial statements as of and for the year ended December 31, 2019. Management has determined that certain adjustments, including those described in Note 4, are necessary to conform fuboTV Pre-Merger’s financial statements to the accounting policies used by the Company in the preparation of the unaudited pro forma combined financial information. The adjustment amounts are subject to change as further assessment is performed and finalized for purchase accounting. These reclassifications and adjustments have no effect on previously reported total assets, total liabilities, equity, or results of operations of the Company.

As part of the application of ASC 805, the Company will conduct a more detailed review of fuboTV Pre-Merger’s accounting policies in an effort to determine if differences in accounting policies require further reclassification or adjustment of fuboTV Pre-Merger’s results of operations, assets or liabilities to conform to the Company’s accounting policies and classifications. Therefore, the Company may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma combined financial information.

Note 3 — Preliminary purchase price allocation

Under the acquisition method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of fuboTV Pre-Merger based on their estimated fair values as of the transaction closing date. The excess of the acquisition consideration paid over the estimated fair values of net assets acquired will be recorded as goodwill in the combined balance sheet. The allocation is dependent upon certain valuation and other studies that have not yet been finalized. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed, and such differences could be material. Transaction costs directly attributable to the Acquisition are not material.

The acquisition closed on April 1, 2020. The following table sets forth a preliminary allocation of the purchase price to the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed of fuboTV Pre-Merger using fuboTV Pre-Merger’s audited consolidated balance sheet as of March 31, 2020, with the excess recorded to goodwill:

Cash and cash equivalents	$8,040
Accounts receivable, net of allowance for doubtful accounts	5,831
Prepaid expenses and other current assets	976
Property & equipment, net	2,042
Restricted cash	1,333
Other noncurrent assets	397
Right of use assets	3,845
Intangible assets (see below)	249,501
Accounts payable	(51,687)
Accounts payable – due to related parties	(14,811)
Accrued expenses and other current liabilities	(50,249)
Accrued expenses and other current liabilities – due to related parties	(34,109)
Long term borrowings - current portion	(15,625)
Lease liabilities	(5,186)
Deferred revenue	(8,809)
Long-term debt, net of issuance costs	(18,007)
Net liabilities acquired (a)	$73,482
Estimated merger consideration (b)	596,100
Estimated goodwill (b) – (a)	$522,618

Goodwill represents excess of merger consideration over the fair value of the underlying net assets acquired. Goodwill is not amortized but assessed for impairment annually, or more frequently, if an event occurs or circumstances change. Goodwill is attributable to the assembled workforce of fuboTV Pre-Merger, planned growth in new markets, and synergies expected to be achieved from the combined operations of FaceBank Pre-Merger and fuboTV Pre-Merger.

The pro forma historical net asset adjustments as shown above are further described below in Note 4.

Intangible Assets

Preliminary identifiable intangible assets in the unaudited pro forma combined financial information consist of the following:

Intangible Assets	Approximate Fair Value	Estimated Useful Life
	(in thousands)	(in years)
Software and technology	$187,626	9
Customer relationships	23,678	2
Tradenames	38,197	9
Total	$249,501

The amortization related to the identifiable intangible assets is reflected as a pro forma adjustment in the unaudited pro forma combined statement of operations based on the estimated useful lives above and as further described in Note 4. The identifiable intangible assets are preliminary and are based on management’s estimates after consideration of similar transactions. As discussed above, the amount that will ultimately be allocated to identifiable intangible assets, may differ materially from this preliminary allocation. In addition, the amortization impacts will ultimately be based upon the periods in which the associated economic benefits or detriments are expected to be derived. Therefore, the amount of amortization following the Acquisition may differ significantly between periods based upon the final value assigned and amortization methodology used for each identifiable intangible asset. The results of any deferred tax impact associated with the differences in book and tax basis are subject to calculation and may change based upon the final determination of the fair value of the acquired assets and assumed liabilities of fuboTV Pre-Merger.

Note 4 — Pro forma adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma combined financial information:

(a)	Represents the elimination of the historical equity of fuboTV Pre-Merger and the initial allocation of excess purchase price to goodwill:

Total consideration	$596,100	(i)
Less:
Convertible preferred stock	247,241
Common Stock	2
Additional paid in capital	12,955
Accumulated deficit	(436,217)
Identifiable intangibles assets	249,501
Goodwill – related to the Merger	$522,618

(i) Consideration of $596.1 million represents the $529.7 market value ($8.20 per share as of April 1, 2020) of 64.6 million common shares plus the $66.4 million value of 8.1 million stock options on an as-converted basis.

In accordance with the terms of the Merger Agreement, all of the capital stock of fuboTV Pre-Merger was converted into the right to receive 32,324,362 shares of the Company’s newly-created Series AA Preferred Stock each of which is convertible into two (2) shares of the Company common stock, par value $0.0001 per share, for a total of 64,648,724 shares of the Company Common Stock on an as-converted basis. In addition, each outstanding option to purchase shares of common stock of fuboTV Pre-Merger was assumed by the Company and converted into an option to acquire the Company Common Stock. As of April 1, 2020, the aggregate number of options to acquire the Company Common Stock as a result of the foregoing is 8,051,098, which are exercisable at a weighted average price of $1.32 per share.

(b)

Reflects an adjustment for the adoption of ASC 842 – Leases by fuboTV Pre-Merger to conform to the accounting policies of FaceBank Pre-Merger. The Company adopted the new leasing standard ASC 842, Leases, on January 1, 2019 while fuboTV Pre-Merger was not required to given its status as a privately-held company. The impact of the adoption of ASC 842 had an immaterial impact on the combined statement of operations.

(c)	Adjustment to record the fair value of fuboTV Pre-Merger’s identifiable intangible assets of $249.5 million.

(d)	Represents the adjustments to recognize new amortization expense related to the identifiable intangible assets calculated on a straight-line basis over their estimated useful lives (see Note 3).

(e)

Reflects the issuance of the FB Loan for $7.4 million of cash proceeds and the issuance of 900,000 shares of the Company’s common stock and 3,269,231 warrants to purchase the Company’s common stock at an exercise price of $5.00 per share. This transaction is directly attributable to the Acquisition.

The cash proceeds of the FB Loan are allocated to the warrants and common stock based on their estimated fair value, resulting in a loss on issuance. The warrants are classified as a liability and will be marked to market at each reporting date since the warrants are not indexed to the Company’s own stock and do not qualify for equity treatment. The warrants have a five-year term and the exercise price is $5.00 per share. Inputs used to determine the preliminary fair value of the warrants as of the issuance date include: risk free rate—0.14%, expected volatility—52.6%, effective life—4.78 years and dividend yield—N/A. The fair value of the 900,000 common stock of $7.4 million was based upon the closing price of the Company’s common stock as of March 19, 2020 ($8.15 per share).

The transaction was recognized in the Company’s financial statements as of March 31, 2020 as follows:

Fair value of warrant liability	$15.6
Fair value of common stock	7.4
Principal balance of Senior Notes	(10.1)
Loss on issuance	$12.9

(i)

Reflects the interest expenses associated with the FB Loan. As the cash proceeds were allocated to the warrant liability and common stock, the adjustment to interest expense during the twelve months ended December 31, 2019 reflects the accretion of the Senior Notes to the full repayment value of $10.1 million as well as interest expense of $0.5 million assuming the Senior Notes were outstanding for the duration of its issuance term. The warrant liability will continue to be adjusted to fair value each reporting period and the change in fair value will be recorded in the statement of operations.

(ii)

Reflects the issuance of the 900,000 shares of the Company’s common stock. The 900,000 shares of the Company’s common stock was recognized on the balance sheet as shares settled payable for note payable as of March 31, 2020. The Company recorded change in fair value of shares settled payable of $0.2 million during the three months ended March 31, 2020 based upon the price of $8.35 per share as of March 31, 2020.

(iii)

Reflects the removal of interest expenses associated with the FB Loan for the period ended March 31, 2020. Since the term of the Senior Notes is less than twelve months and the unaudited pro forma combined statement of operations gives effect to the acquisition of fuboTV Pre-Merger as if it had occurred on January 1, 2019, the $1.1 million adjustment to interest expense during the three months ended March 31, 2020 reflects the removal of the interest expense recorded within the Company’s historical financial statements for this transaction.

(f)	Due to the Company’s history of net operating losses in the jurisdictions in which it operates, the Company’s expected blended tax rate is estimated to be zero.

(g)	Reflects the elimination of the $10.0 million loan provided from FaceBank Pre-Merger to fuboTV Pre-Merger in connection with the Signing Date Loan Agreement entered into on March 19, 2020.